25 Sawyer Passway • Fitchburg, MA 01420 • (978) 345-5000

FOR IMMEDIATE RELEASE	Contact: David A. Garrison
Website: http://www.arthrt.com	(978) 345-5000
May 11, 2004

ARRHYTHMIA RESEARCH TECHNOLOGY, INC
ANNOUNCES RESULTS FOR FIRST QUARTER 2004

Fitchburg, MA

        Arrhythmia Research Technology, Inc. (the “Company”) (AMEX: HRT) and its wholly owned subsidiary Micron Products, Inc. (“Micron”) reported total revenue of $2,152,000 and net income of $318,000 for the quarter ended March 31, 2004 compared to total revenue of $1,876,000 and net income of $279,000 for the same quarter of 2003. Net income per share for the three months ended March 31, 2004 increased to $.12 per share from $.10 per share for the same period in 2003.

        Total revenue increased by 14.7% in the quarter ending March 31, 2004 as compared to the same period in 2003. Net income increased by 14% and earnings per share increased by 20% for the quarter ending March 31, 2004 over the same period in 2003.

        James E. Rouse, the Company’s President and CEO commented, “We continue to experience growth in our sensor sales to new and existing customers. The continuing emphasis on streamlining our manufacturing process resulted in a more efficient and cost effective operation. The savings attributable to cost improvement programs implemented over the past year continue to improve our pretax profit margins. Unit sales volume of sensors has continued to grow quarter over quarter. This growth resulted in reduced per unit cost of overhead and improved our net income.”

        The Company, through Micron, produces silver plated sensors and distributes metal snaps for manufacturers of disposable ECG electrodes. The Company’s products also include proprietary signal-averaging electrocardiographic (SAECG) software used in the detection and treatment of potentially lethal heart arrhythmias.

Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2003.